News Release

P.O. Box 1980
Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:	Mr. Glenn Eanes Vice President & Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES CAPACITY REDUCTIONS & COST SAVINGS

WINCHESTER, VA. (December 13, 2011) – American Woodmark Corporation (NASDAQ: AMWD), a leading supplier of cabinetry to the remodeling and new construction industries, announced today that the continuing housing slump has led to the decision to reduce production capacity and to implement changes in certain elements of the Company’s long term retirement plans.

In a realignment of the Company’s manufacturing network, the Company will close a component facility in Hardy County, West Virginia and a lumber dimension operation in Hazard, Kentucky.  The Company has also made the decision to offer the assembly plant in Tahlequah, Oklahoma, idled in early 2009, for sale.

Kent Guichard, Chairman and Chief Executive Officer commented, “The housing sector remains mired in a slump driven by low consumer confidence.  The last four years have been the worst four years in new home construction levels since 1959.  In the near term, we believe the ongoing uncertainty surrounding government finances, persistent unemployment, and restrictive credit will continue to suppress consumer confidence and demand for discretionary big ticket items, particularly those related to home purchase and home improvement.”

Guichard continued, “Although we have consistently gained market share, the overall drop in consumer activity has created excess capacity that is simply too expensive to maintain.  These targeted reductions will increase our utilization rates and decrease overhead costs, while retaining sufficient capacity to service our customers for the foreseeable future.  Our remaining network of nine manufacturing facilities will be more efficient, while retaining the ability to increase production by approximately 50% before requiring significant capital investment.”

Regarding the West Virginia facility, Guichard stated, “The Hardy County Plant is an older facility that will require an increasing level of investment.  The combination of an aging building, outdated equipment, and changes to our product line will require significant retooling in order to meet the quality expectations of our customers.  Our other component facilities are newer and already have the ability to meet both production demands and evolving product specifications.  The investment required in Hardy County would not provide an adequate return in this environment.”

Addressing the decision on the Kentucky facility, Guichard noted, “As is the case with our component operations, the Company has excess capacity in our lumber and dimension operations.  The Hazard Plant was selected for closure due to a variety of factors including access to lumber supply, flexibility, and logistics costs.”

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AMWD Announces Capacity Reductions & Cost Savings

December 13, 2011

Focusing on these actions, Guichard stated, “Unfortunately, the depth and duration of the current housing cycle has been extreme.  The need to reduce our excess capacity is in no way reflective of the performance of the individuals in these operations.  I would like to express my appreciation to the outstanding employees at both these facilities that have contributed to the success of the Company over many years.  The fact that we were able to wait as long as we have to make these decisions given the economic reality is a testament to their hard work, dedication and resourcefulness.”

Regarding the Oklahoma facility, Guichard noted, “Since the Tahlequah Plant was idled in 2009, we have continued to press forward with improvements in our manufacturing value streams.  As a result, the effective capacity potential of our remaining four assembly plants has increased to the point that the Tahlequah plant will not be needed in any projected market or volume scenario.  Accordingly, we will pursue an orderly sale of the property.”

In addition to the realignment of the manufacturing network, the Company will adjust the overall retirement program offered to all employees.  Changes include freezing the defined benefit pension plans, increasing the Company match within the 401(k) plan, and enhancing the profit sharing plan.

Addressing the changes to the retirement program, Guichard commented, “Traditional defined benefit pension plans have become increasingly difficult to economically maintain due to changes in accounting treatment and funding requirements.  There has been a dramatic shift from these plans to defined contribution plans, placing the Company at a cost disadvantage.  These moves will align us with the market and ultimately make us more competitive.”

Guichard continued, “We recognize our role in helping employees prepare for retirement.  By enriching our defined contribution plan, we will continue to help our employees plan, prepare, and fund their retirement.  We believe our entire slate of employee benefits will continue to support our efforts to hire and retain outstanding individuals in pursuit of our Vision.”

The Company presently estimates total pre-tax costs associated with these actions of approximately $18.0 million to $20.0 million ($11.0 million to $12.5 million net of tax), including approximately $11.0 million to $13.0 million of non-cash charges.  The Company expects to recognize substantially all these charges during its third fiscal quarter ending January 31, 2012.  Once all actions have been completed, the Company expects to realize ongoing annual cost savings of approximately $16.5 million to $18.5 million.

Summarizing these decisions, Guichard concluded, “While we continue to believe strongly in the long term future of housing, the current market conditions remain challenging.  We continue to make choices, sometimes difficult choices, in the best interests of our long term stakeholders.  In this environment, we place a high priority on maintaining the financial strength of the Company.  Our balance sheet remains outstanding with low debt and significant cash reserves that provide a high degree of liquidity.  We have consistently generated positive cash flow despite the economic cycle and the actions announced today will reduce the Company’s breakeven point and enhance our ability to generate favorable results.”

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors.  The Company presently operates eleven manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders.  The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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